Exhibit 99

                 National Dentex Corporation Announces
              Fourth Quarter and Full Year 2003 Results

   WAYLAND, Mass.--(BUSINESS WIRE)--Feb. 6, 2004--National Dentex Corporation (NASDAQ: NADX), one of the largest owner/operators of dental laboratories in the United States, today announced its results for the fourth quarter and year ended December 31, 2003. Sales for the quarter totaled $25,769,000 compared with $23,210,000 a year earlier, an increase of 11.0%. Net income for the quarter was $1,498,000 or $.42 per share on a diluted basis compared to $1,139,000 or $.33 per share on a diluted basis in 2002.
   For the full year ended December 31, 2003, sales were $99,274,000 compared to $95,185,000 for the same period in 2002, an increase of 4.3%. Net income was $5,757,000 or $1.66 per share on a diluted basis compared to $5,882,000 or $1.66 per share on a diluted basis for the comparable period of 2002.
   David L. Brown, President and CEO, stated: "Throughout 2003 we have remained focused on developing lasting relationships built on trust and communication with our dental partners. In spite of the pressures from the economic slowdown we have steadily pursued this goal through our NDX Reliance Program(TM) and by maintaining the organizational structure to support it. Although the past year's environment in the dental laboratory industry has been challenging, we are currently seeing some favorable signs in the marketplace. Our fourth quarter results, including acquisitions, as compared to the same period in 2002 resulted in an 11% sales growth and an increase in net income of $359,000. We believe that if the economy continues this favorable trend, we are very well positioned to return to more historical levels of gross profit and operating income margins."
   Mr. Brown further added: "While working on coordinating our internal efficiencies to grow and expand customer satisfaction we have also continued to actively implement our acquisition strategy. During 2003 we acquired five laboratories with in excess of $10 million in annual sales. The Company recognizes that its future growth in large part is dependent on a successful acquisition program. We will continue to search out and acquire dental laboratories that will add to earnings and which have reputations for quality people and product that will enhance our position as the leader in our industry."
   National Dentex Corporation serves an active customer base of over 18,000 dentists through dental laboratories located in 29 states. National Dentex's dental laboratories provide a full range of custom-made dental prosthetic appliances, including dentures, crowns and fixed bridges, and other dental specialties.

   This press release contains forward-looking statements. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, the Company's actual results could be materially different from what is expressed in such forward-looking statements. Important factors that may affect future operating results include the effects of adverse changes in economic conditions, the Company's ability to acquire and successfully operate additional laboratories, governmental regulation of health care, trends in the dental industry towards managed care, increases in labor and material costs and other factors described in our most recent annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.


                      National Dentex Corporation
                           Earnings Results
                 (In Thousands, except per share data)

                                         Quarter       Twelve Months
                                          Ended            Ended
                                       December 31,     December 31,
                                     ---------------- ----------------
                                       2002    2003     2002    2003
                                     ---------------- ----------------

Net Sales                            $23,210 $25,769  $95,185 $99,274
Cost of Goods Sold                    14,050  15,459   56,196  59,534
                                     ---------------- ----------------
   Gross Profit                        9,160  10,310   38,989  39,740

Operating Expenses                     7,501   7,650   29,332  30,102
                                     ---------------- ----------------
   Operating Income                    1,659   2,660    9,657   9,638

Other Expense                             62      78      211     296
Interest Income                           24       -       80      21
                                     ---------------- ----------------
   Income Before Tax                   1,621   2,582    9,526   9,363

Income Taxes                             482   1,084    3,644   3,606
                                     ---------------- ----------------
   Net Income                         $1,139  $1,498   $5,882  $5,757
                                     ================ ================


Weighted Average
   Shares Outstanding:
      - Basic                          3,426   3,430    3,458   3,420
      - Diluted                        3,467   3,535    3,553   3,477

Net Income per Share:
      - Basic                          $0.33   $0.44    $1.70   $1.68
      - Diluted                        $0.33   $0.42    $1.66   $1.66






                      National Dentex Corporation
                      Selected Balance Sheet Data
                            (In thousands)


                                                 Dec. 31,     Dec. 31,
                                                   2002         2003
                                                 ---------    --------


Cash and Equivalents                               $5,808      $1,835
Accounts Receivable - net                          10,484      11,914
Current Assets                                     24,300      21,930
Current Liabilities                                 8,801       9,678

Working Capital                                    15,499      12,252

Total Assets                                       65,817      72,233

Long Term Obligations                               3,070       2,415
Stockholders' Equity                              $53,946     $60,140


    CONTACT: National Dentex Corporation
             Richard F. Becker, 508-358-4422